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                                   Exhibit 11

                         Opinion and Consent of Counsel

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                                   Exhibit 11

[IDEX LETTERHEAD]

August 4, 2006

Transamerica IDEX Mutual Funds
570 Carillon Parkway
St. Petersburg, Florida 33716

Dear Sir or Madam:

This opinion is furnished in connection with the proposed filing of an N-14 on behalf of Transamerica IDEX Mutual Funds.

Transamerica IDEX Mutual Funds has been duly organized, is existing in good standing and is authorized to issue shares of beneficial interest. The shares of Transamerica IDEX Mutual Funds to be issued in connection with the Registration Statement have been duly authorized and when issued and delivered as provided in the Registration Statement will be validly issued, fully paid and nonassessable by the trust.

I, as legal counsel to Transamerica IDEX Mutual Funds, hereby consent to the filing of this opinion with the N-14 filing.

Very truly yours,


/s/ Dennis P. Gallagher
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Acting General Counsel
Transamerica IDEX Mutual Funds